UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
                   Section 12(g) of the Securities Exchange Act
           of 1934 or Suspension of Duty to File Reports Under Sections
               13 and 15(d) of the Securities Exchange Act of 1934.


                                       Commission File Number:  0-4742


                            HAWKEYE BANCORPORATION
              (Exact name of registrant as specified in its charter)


         222 Equitable Building, 604 Locust St., Des Moines, Iowa  50309
                                 (515) 284-1930
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, Without Par Value
             (Title of each class of securities covered by this Form)


                                       None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


                   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
              Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
              Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
              Rule 12h-3(b)(1)(i)  [ ]

                   Approximate number of holders of record as of the
         certification or notice date:     1

                   Pursuant to the requirements of the Securities
         Exchange Act of 1934, Hawkeye Bancorporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


         DATE:  January 2, 1996             By:/s/ Robert W. Murray
                                               Robert W. Murray
                                               President and Chief
                                                 Executive Officer